As filed with the Securities and Exchange Commission on September 11, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KORN/FERRY INTERNATIONAL
(Exact name of registrant as specified in charter)

Delaware	7361	95-2623879
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1800 Century Park East, Suite 900
Los Angeles, California 90067
(310) 552-1834
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Peter L. Dunn
1800 Century Park East, Suite 900
Los Angeles, California 90067
(310) 552-1834
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Steven B. Stokdyk
Sullivan & Cromwell
1888 Century Park East
Los Angeles, California 90067
(310) 712-6624

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(2)

Common Stock, par value $0.01 per share	5,816,512 shares	$7.07	$41,122,740	$3,784

(1)
Based on the average of the high and low reported sales prices of a share of Korn/Ferry International common stock reported on the New York Stock Exchange Composite Tape on September 9, 2002. Because the common stock is being offered by the selling stockholders described herein, the Registrant will receive no consideration from sales by the selling stockholders and does not know the actual price or prices at which the common stock may be sold.

(2)	The registration fee is calculated pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

5,150,776 Shares
KORN/FERRY INTERNATIONAL
Common Stock

This is an offering of shares of common stock of Korn/Ferry International from time to time by the selling stockholders named in this prospectus under “Selling Stockholders”. We have registered the shares for sale pursuant to an investor rights agreement between us and the holders, but this registration does not necessarily mean that we will issue any of these shares or that the holders will offer to sell them.

We do not know when or how the selling shareholders intend to sell the shares, or what the price, terms or conditions of any sales will be. They may sell the shares directly or through underwriters, dealers or agents, and they may sell the shares in market transactions or privately-negotiated transactions. To the extent required, we will disclose in a prospectus supplement the names of any agent or broker-dealer, applicable commissions or discounts and any other required information with respect to any particular offer. See “Plan of Distribution.” We will not receive any proceeds from the sale of shares by the selling shareholders, however we have agreed to bear certain expenses of registration of the shares under Federal and state securities laws.

Our common stock is listed on the New York Stock Exchange under the symbol “KFY.” On September 10, 2002 the reported last sale price of our common stock on the New York Stock Exchange was $7.15 per share.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Investing in our common stock involves risks. Please carefully consider the risk factors incorporated by reference in this prospectus from our filings with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus does not offer to sell, or seek offers to buy, common stock in any jurisdiction where it is unlawful. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2002

THE COMPANY

Korn/Ferry International is the world’s leading recruitment firm with the broadest global presence in the recruitment industry. Since 1969, when we opened our first office in Los Angeles, we have grown to nearly 90 offices in 36 countries. In 1998, we extended our market reach into the middle-management recruitment market with the introduction of Futurestep, our technology based recruitment service. As of April 30, 2002, we have approximately 1,799 employees, including 443 executive recruitment and 81 Futurestep consultants who are primarily responsible for client services. Our clients include many of the world’s largest and most prestigious public and private companies, middle-market and emerging growth companies, as well as governmental and not-for-profit organizations. We have established strong client loyalty; more than 81% of the executive recruitment assignments we performed in fiscal 2002 were on behalf of clients for whom we had conducted multiple assignments over the last three fiscal years.

Our principal executive offices are located at 1800 Century Park East, Suite 900, Los Angeles, California 90067. Our telephone number is (310) 552-1834 and our website is located at www.kornferry.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering but we have agreed to bear certain expenses of registration of the shares.

SELLING STOCKHOLDERS

The shares of common stock being offered by this prospectus are subject to issuance upon the conversion of our 7.5% Convertible Series A Preferred Stock and our 7.5% Convertible Subordinated Notes Due 2010 and exercise of warrants held by the selling stockholders. The preferred stock, notes and warrants were issued to the selling stockholders on June 13, 2002.

The table below provides the names of and the number and percentage of shares of common stock beneficially owned by each selling stockholder and number and percentage of shares of common stock beneficially owned by each selling stockholder upon completion of the offering, assuming each selling stockholder converts or exercises all of its preferred stock, notes and warrants for shares of common stock and sells all of its shares of common stock pursuant to this prospectus. We have prepared the table based on information provided by the selling stockholders on July 1, 2002.

Since the selling stockholders may sell all, or some or none of their shares of common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered hereby or that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their preferred stock, notes or warrants since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

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	Beneficial Ownership Prior to Offering			Beneficial Ownership After the Offering
	Number of Shares	Percentage of Shares Outstanding	Number of Shares Offered Hereby	Number of Shares	Percentage of Shares Outstanding
Friedman Fleischer & Lowe Capital Partners L.P.	5,059,222	12.0%	5,059,222	0	—
FFL Executive Partners L.P.	91,554	*	91,554	0	—

*	Less than 1%.

PLAN OF DISTRIBUTION

The shares of common stock are being registered to permit public secondary trading of the shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the common stock by selling stockholders.

The selling stockholders, including persons who may receive the shares from them as gifts or pursuant to pledges, may sell the shares directly to purchasers or through underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions:

—	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

—	in the over-the-counter market;

—	in transactions otherwise than on exchanges or services or in the over-the-counter market; or

—	through the writing of options.

In connection with sales of shares, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them hereby will be the purchase price of the shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2 (11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within

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the meaning of Section 2 (11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, we will set forth the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into an investor rights agreement for the benefit of the holders of the preferred stock, notes and warrants to register their common stock into which the preferred stock, notes and warrants were convertible or exercisable under applicable federal and state securities laws under specific circumstances and at specific times. The investor rights agreement provides for cross-indemnification of the selling stockholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus.

VALIDITY OF COMMON STOCK

The validity of the shares of the common stock offered hereby will be passed upon for us by Sullivan & Cromwell, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule as of and for the year ended April 30, 2002 appearing in Korn/Ferry International’s Annual Report (Form 10-K) for the year ended April 30, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules as of and for the year ended April 30, 2001 and April 30, 2000 included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Such financial statements have been restated as indicated in our filings with the SEC. We have not been able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act after reasonable effort. Accordingly investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W.,Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330

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for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the shares of common stock offered through this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Korn/Ferry International incorporates by reference into this prospectus the following documents or information filed with the SEC (File No. 001-14505):

•	Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended April 30, 2002; and

•
All documents filed by Korn/Ferry International under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by writing to Peter L. Dunn, 1800 Century Park East, Suite 900, Los Angeles, California 90067, or by calling us at (310) 552-1834.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$3,784
Accounting fees and expenses	15,000
Legal fees and expenses	20,000
Printing and engraving expenses	1,000
Transfer agent and registrar fees	5,000
Miscellaneous	5,000

Total	$49,784

Item 15.     Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant’s certificate of incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does permit the elimination or limitation of director monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

The registrant’s bylaws provide for the indemnification to the fullest extent permitted by applicable law of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her current or past service to the registrant, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The registrant has entered into indemnification agreements with some of its directors and executive officers pursuant to which it has agreed to indemnify such director or executive officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or executive officer in or arising out of such person’s capacity as a director or executive officer of the registrant or any other corporation of which such person is a director at the request of the registrant to the maximum extent provided by applicable law. In addition, such director or executive officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

To the extent that the board of directors or the stockholders of the registrant may in the future wish to limit or repeal the ability of the registrant to provide indemnification as set forth in the certificate of incorporation, such repeal or limitation may not be effective as to directors and executive officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the registrant.

The registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16.    Exhibits

A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this registration statement and incorporated herein by reference.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Los Angeles, state of California, on September 11, 2002.

KORN/FERRY INTERNATIONAL

By:	/s/ GARY D. BURNISON
Gary D. Burnison
Chief Financial Officer, Treasurer and Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Reilly, Gary D. Burnison and Peter L. Dunn, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL C. REILLY Paul C. Reilly	Chairman of the Board and Chief Executive Officer	September 11, 2002

/s/ GARY D. BURNISON Gary D. Burnison	Chief Financial Officer, Treasurer And Executive Vice President (Principal Financial Officer)	September 11, 2002

/s/ CATHERINE M. BURGAN Catherine M. Burgan	Vice President, Corporate Controller (Principal Accounting Officer)	September 11, 2002

Signature	Title	Date

/s/ JAMES E. BARLETT James E. Barlett	Director	August 23, 2002

/s/ FRANK V. CAHOUET Frank V. Cahouet	Director	August 26, 2002

/s/ SPENCER C. FLEISCHER Spencer C. Fleischer	Director	August 23, 2002

/s/ SAKIE FUKUSHIMA Sakie Fukushima	Director	August 26, 2002

/s/ PATTI S. HART Patti S. Hart	Director	August 27, 2002

/s/ DAVID L. LOWE David L. Lowe	Director	August 24, 2002

/s/ CHARLES D. MILLER Charles D. Miller	Director	September 11, 2002

/s/ EDWARD D. MILLER Edward D. Miller	Director	August 24, 2002

/s/ WINDLE B. PRIEM Windle B. Priem	Director	September 11, 2002

/s/ GERHARD SCHULMEYER Gerhard Schulmeyer	Director	August 28, 2002

/s/ MARK THOMPSON Mark Thompson	Director	August 26, 2002

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	Form of Common Stock Certificate of the Company, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-49286), and incorporated herein by reference.

5.1	Opinion of Sullivan & Cromwell

23.1	Consent of Sullivan & Cromwell (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page of this registration statement)